Exhibit 10.4

STOCK OPTION AWARD DOCUMENT

(Three Month Post-Termination Exercise Window)

LAWSON SOFTWARE, INC.

2010 STOCK INCENTIVE PLAN

1.             Option Grant and Option Exercise Price.  Pursuant to the Lawson Software, Inc. 2010 Stock Incentive Plan (the “Plan”), Lawson Software, Inc., a Delaware corporation (the “Company”) grants to the participant (“Participant”) whose name is specified in the separate written award confirmation by the Company or the Company’s third party administrator (the “Award Confirmation”), an option to purchase shares of common stock (“Common Stock”) of the Company as follows:

The Company grants to Participant an option (the “Option” or “Stock Option”) to purchase the number of full shares of Common Stock shown on the Award Confirmation (the “Shares”) at an exercise and purchase price in United States dollars (the “Grant Price”) per Option Share equal to the Grant Price listed on the Award Confirmation (which is the closing price for the Common Stock on Nasdaq (symbol:  LWSN) on the Grant Date or the closing price on the trading day immediately preceding the Grant Date if the Grant Date does not occur on a trading day), subject to the terms and conditions set forth in the Plan, this Stock Option Award Document (the “Award Document”) and the Award Confirmation.  The Grant Date of this Stock Option is stated on the Award Confirmation.  The Option will be in effect commencing on the Grant Date and terminating on the Grant Expiration Date listed on the Award Confirmation or such earlier date and time described in this Award Document (the “Option Period”).  This Option is an “Incentive Stock Option (ISO)” or a “Nonqualified Stock Option (NQ),” as identified on the Award Confirmation under “Grant Type” (or similar designation).

This Award Document is the “Agreement,” as referred to the Plan, which contains the terms and conditions of the Stock Option.

2.             Option Subject to Plan; Definitions.  This Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Award Document.  This Stock Option is subject to any rules promulgated pursuant to the Plan by the Board of Directors of the Company or the Committee.  The capitalized terms not otherwise defined in this Award Document have the same meanings assigned to them in the Plan.

2.1           The term “Cause” has the meaning described in Section 2.3 of the Plan.

2.2           The term “Change of Control” has the meaning described in Section 2.4 of the Plan.

2.3           The term “Disability” has the meaning described in Section 2.9 of the Plan.

2.4           The term “Fair Market Value” has the meaning described in Section 2.12 of the Plan.

2.5           The term “Good Reason” has the meaning described in Section 2.13 of the Plan.

2.6           The term “Retirement” has the meaning described in Section 2.25 of the Plan.

2.7           The term “Subsidiary” or “Subsidiaries” has the meaning described in Section 2.29 of the Plan.

2.8           The term “Termination of Participant’s Service” means the last day of Participant’s regular full time or part time employment with the Company and its Subsidiaries.

2.9           The term “Years of Service” means the number of years of full time and part time employment (including any approved leaves of absence) with the Company and any Subsidiary, and any predecessor of the Company or any Subsidiary.

3.             Vesting and Acceleration of Vesting.  Except as specifically provided in this Award Document and the Plan, this Stock Option will vest and first become exercisable on the respective vesting dates specified in the Award Confirmation, but only if Participant has at all times been a regular full time or part time employee of the Company or any Subsidiary from the Grant Date to the applicable vesting date.  Vested Option Shares may be exercised and purchased during the Option Period, until termination under Section 4 below.  No vesting of the Option shall occur after Termination of Participant’s Service, except only to the extent described in Sections 3.1, 3.2 or 3.3 below.

3.1           Automatic 100% Acceleration of Vesting Upon Death or Disability.  If there is a Termination of Participant’s Service because of Participant’s death or Disability, then all outstanding Options will vest in accordance with Section 12.1 of the Plan (as applicable to the Options).

3.2           Acceleration of Vesting Upon Retirement. If there is a Termination of Participant’s Service because of Participant’s Retirement, then the outstanding Options will vest in accordance with Section 12.2 of the Plan (as applicable to the Options).

3.3           Effect of a Change in Control Transaction.  In the event of a Change in Control transaction, the outstanding Options will vest in accordance with Section 14.2 of the Plan (as applicable to the Options).

3.4           Leave of Absence.  The Company’s leave of absence procedure concerning stock options, that is in effect as of the date of this Award Document, will also govern the vesting of the Option during a Company approved leave of absence.

4.             Termination and Forfeiture.  The Stock Option, whether or not vested, automatically expires at 5:00 p.m. United States Central Time on the Grant Expiration Date which in no event will exceed ten years from the Grant Date, unless terminated on an earlier date as described in this Award Document or the Plan.  No vesting of the Stock Option shall occur after the date of Termination of Participant’s Service and all such unvested Option Shares will be forfeited as of 5:01 p.m. United States Central on the date of Termination of Participant’s Service.  The unexercised portion of the Stock Option that is vested will automatically terminate and be forfeited at the first of the following to occur:

(1)           5:00 p.m. United States Central Time on the date of Termination of Participant’s Service initiated by the Company or any Subsidiary for Cause;

(2)           5:00 p.m. United States Central Time on the date that is three months after Termination of Participant’s Service by Participant for Good Reason or for any other reason or no reason, or by the Company other than for Cause;

(3)           5:00 p.m. United States Central Time on the date that is five years after the date of Termination of Participant’s Service due to death, Disability or Retirement; or

(4)           5:00 p.m. United States Central Time on the Grant Expiration Date.

5.             No Fractional Shares.  This Stock Option may be exercised only in whole Shares and not fractional Shares.  Any fraction of a Share that would otherwise vest on any vesting date will be rounded down to the nearest whole Share.

6.             Manner of Exercise.  Before the end of the Option Period, this Stock Option may be exercised only by Participant (or by Participant’s guardian or legal representative, or by Participant’s estate (if Participant is deceased)) up to the extent then vested and exercisable by delivering to the Company’s stock option administrator an irrevocable notice of exercise in the form required by the Company.  The notice of exercise shall state the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Grant Price for those Shares (under Section 7 below) and applicable tax withholdings (under Section 10 below).

7.             Payment of Grant Price.  Participant may pay the Grant Price by wire transfer or check (bank check, certified check or personal check) or in whole or in part by (i) tender of a Broker Exercise Notice, (ii) by tender, or attestation as to ownership, of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes, (iii) by a “net exercise” of the Option (as further described below) or (iv) by a combination of such methods.  In the case of a “net exercise” of an Option, the Company will not require a payment of the Grant Price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate Grant Price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (a) shares used to pay the Grant Price of an Option under the “net exercise,” (b) shares actually delivered to the Participant as a result of such exercise and (c) any shares withheld for purposes of tax withholding pursuant to Section 10 below.  Previously Acquired Shares tendered or covered by an attestation as payment of an Option Grant Price will be valued at their Fair Market Value on the exercise date.

8.             Delivery of Shares.  The Company will deliver to Participant the Shares (either in certificate or electronic form as requested by Participant) promptly after proper exercise of the Option and receipt of the Grant Price and applicable tax withholdings.  Notwithstanding any provision in this Award Document to the contrary, the obligation of the Company to deliver Shares is subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of Shares thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

9.             Tax Requirements for Incentive Stock Options; Disqualifying Disposition.  This Section 9 will apply only if this Stock Option is identified as an Incentive Stock Option or ISO on the Award Confirmation.  If this Section 9 applies, then subject to the provisions of the Plan, this Stock Option is an Incentive Stock Option.  To the extent the number of Shares exceeds the limit set forth in Section 4 of the Plan, such Shares shall be deemed granted pursuant to a Nonqualified Stock Option.  In such event, then unless otherwise indicated by Participant in the notice of exercise pursuant to Section 6 above, upon any exercise of this Stock Option, the number of exercised Shares that shall be deemed to be exercised pursuant to an Incentive Stock Option shall equal the total number of Shares so exercised multiplied by a fraction, (a) the numerator of which is the number of unexercised Option Shares that could then be exercised pursuant to an Incentive Stock Option and (b) the denominator of which is the then total number of unexercised Option Shares that could then be exercised.  If Common Stock acquired upon exercise of this Stock Option is disposed of by Participant in a “Disqualifying Disposition,” such Participant shall notify the Company in writing within 30 days after such disposition of the date and terms of such disposition.  For purposes hereof, “Disqualifying Disposition” means a disposition of Common Stock that is acquired upon the exercise of an Incentive Stock Option prior to the expiration of either two years from the Grant Date of such Incentive Stock Option or one year from the transfer of Shares to Participant pursuant to the exercise of such Incentive Stock Option.  If a Disqualifying Disposition occurs, the tax requirements described in Section 10 will apply.

10.           Tax Requirements and Withholdings for Nonqualified Stock Options.  This Section 10 will apply only if this Stock Option is identified as a Nonqualified Stock Option or NQ on the Award Confirmation or is considered a Nonqualified Stock Option under Section 9 above.  To provide the Company with the opportunity to claim the benefit of any tax deduction which may be available to it in connection with the Option, and to comply with all applicable income tax and social insurance contribution laws or regulations of any applicable country, state or other jurisdiction, the Company and its Subsidiaries may take such action as it deems appropriate to ensure that all applicable payroll, income tax, social insurance contributions or other tax withholding obligations are withheld or collected from Participant.  Unless otherwise provided by the Committee in its sole discretion and except as prohibited under local law, Participant may elect to satisfy Participant’s minimum income tax and social insurance contributions withholding obligations by (i) paying that amount by wire transfer or check (bank check, certified check or personal check), (ii) having the Company or its Subsidiaries withhold a portion of the shares otherwise to be delivered upon exercise of the Option having a Fair Market Value in United States dollars equal to the minimum amount of such taxes required to be withheld, in accordance with the rules of the Committee, or (iii) delivering to the Company for cancellation, in accordance with the rules of the Committee, shares of Common Stock which have a Fair Market Value equal to Participant’s minimum income tax and social insurance contributions withholding obligations and which either (a) were purchased on a national stock exchange or on the NASDAQ NMS system or (b) have been issued and outstanding more than six months.  Participant acknowledges and agrees that should the shares of Common Stock withheld for income tax and social insurance contributions purposes be in excess of the amounts required to be withheld under applicable law, the Company shall refund the excess to Participant, without interest, as soon as administratively practicable.  Any adverse consequences to Participant resulting from the procedure permitted under this Section 10, including, without limitation, income tax and social insurance contributions consequences, shall be the sole responsibility of Participant.

11.           Private Placement.  The grant of the Stock Option is not intended to be a public offering of securities in Participant’s country but instead is intended to be a private placement.  The Company has not submitted any registration statement, prospectus or other filings other than in the United States (unless otherwise required under local law).  No employee of the Company or any of the Company’s affiliates is permitted to advise Participant about whether or not to acquire shares of the Company’s common stock under the Plan.  Investment in the shares of the Company involves a degree of risk.  Before deciding to acquire shares pursuant to the Option, Participant should carefully consider all risk factors relevant to the acquisition of the Company’s common stock under the Plan and carefully review all of the materials related to the Option and the Plan.  In addition, Participant is encouraged to consult a personal advisor for professional investment advice (at Participant’s own expense).

12.           Participant’s Employment.  This Award Document, the Award Confirmation and the Plan are not an employment contract.  Nothing contained in this Award Document, the Award Confirmation or the Plan shall confer on Participant any right to continue in the employ of the Company or any Subsidiary or other affiliate of the Company or affect in any way the right of the Company or any Subsidiary or other affiliate to terminate the employment of Participant at any time.  No Stock Option, compensation or benefit awarded to or realized by Participant under the Plan or this Award Document shall be included for the purpose of computing Participant’s compensation under any incentive compensation plan or any compensation-based retirement, disability or similar plan of the Company unless required by law or otherwise provided by such other plan.

13.           Adjustments.  The Committee may adjust the Award in the event of any equity restructuring as provided in Section 4.3 of the Plan.

14.           Non-Transferability of Option.  This Stock Option is not assignable or transferable by Participant except only as permitted in Section 15.3 of the Plan.

15.           Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies Participant of the following in relation to Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Option and participation in the Plan by Participant.  The collection, processing and transfer of Participant’s personal data is necessary for the Company’s administration of the Plan and participation in the Plan by Participant, and Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect participation in the Plan by Participant.  As such, Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this Section 15.  The Company and Participant’s employer hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options, restricted stock units or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing participation in the Plan by Participant.  The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for participation in the Plan by Participant.  The Company and Participant’s employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of participation in the Plan by Participant, and the Company and Participant’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing participation in the Plan by Participant, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of Stock acquired pursuant to the Plan.  Participant may, at any time, exercise Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and participation in the Plan by Participant.  Participant may seek to exercise these rights by contacting the local Human Resources manager or the Company’s Human Resources Department.

16.           No Right of Future Stock Option Grants.  Nothing contained in this Award Document, the Award Confirmation or the Plan shall confer on Participant any right to receive any additional stock options in the future from the Company, Subsidiary or any other affiliate of the Company or affect in any way the right of the Company, Subsidiary or any other affiliate to terminate the granting of stock options at any time.

17.           Interpretation of Terms; General.  The Committee shall interpret the terms of the Option and this Award Document, the Award Confirmation and Plan and all determinations shall be final and binding.  The Option and this Award Document, the Award Confirmation and Plan (1) are governed by the laws of the

State of Minnesota, (2) may be amended only in writing, signed by an executive officer of the Company, and (3) supersede any other verbal or written agreements or representations concerning the Option.

18.           Termination Indemnities.  Participation in the Plan by the Participant is voluntary.  The value of the Option under the Plan is an extraordinary item of compensation outside the scope of Participant’s employment contract, if any.  As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.  Rather, the Option represents a mere investment opportunity to acquire shares of the Company’s common stock.

19.           Compliance with Age Discrimination Rule — Applicable Only to Participants Who Are Subject to the Laws in the European Union.  The grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination provisions of the European Union (EU) Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”), for any Participant who is subject to the laws in the EU.  To the extent a court or tribunal of competent jurisdiction determines that any provision of the Option is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the court or tribunal, in making such determination, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

20.           Official Language.  Unless prohibited by applicable law:  (a) the official language of the Option and this Award Document, the Award Confirmation and Plan is English, (b) documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices and (c) any notices or other documents required to be delivered to the Company (or equity plan administrator) under this Award Document, shall be translated into English, at Participant’s expense, and provided promptly to the Company in English (to the attention of the Company’s Corporate Secretary).  The Company may also request an untranslated copy of such documents.

21.           Binding Terms.  By accepting any of the benefits of the Stock Option, the Participant will be deemed to have agreed to comply with all of the terms and conditions of the Plan (as applicable to the Stock Option), this Award Document and the Award Confirmation.  If there is any discrepancy between the number of Option Shares shown in the Award Confirmation and the number shown in the records of the Company’s Corporate Secretary, the records of the Company’s Corporate Secretary shall prevail.